AMENDMENT TO ADMINISTRATION AGREEMENT
ROCHDALE INVESTMENT TRUST

This Amendment (the “Amendment”) to the Administration Agreement is entered into and is effective as of the 1st day of September 2000 by and between Rochdale Investment Trust (the “Trust”) and Investment Company Administration, LLC (the “Administrator”).

WHEREAS, the Trust and Administrator entered into an Administration Agreement as of the 28th day of June 1998 (the “Agreement”), and they desire to amend the Agreement as provided herein; and

WHEREAS, pursuant to paragraph 10 of the Agreement, amendments must be in writing and signed;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment. Schedule A is amended and replaced in its entirety in the form attached hereto and by this reference made a part hereof.

2.	Ratification of Agreement. Except as set forth herein, the Agreement remains unmodified and remains in full force and effect.

3.
Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original hereof, and all together such counterparts shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

INVESTMENT COMPANY ADMINISTRATION, LLC	ROCHDALE INVESTMENT TRUST

By: /s/Eric Banhazl	By: /s/Carl Acebes
Name: Eric Banhazl	Name: Carl Acebes
Title: Vice President	Title: Chairman and Trustee